GSCP, Inc.

Sanjay H. Patel
Senior Managing Director

GSCP, Inc.
388 Greenwich Street
New York, New York 10013
Tel: (212) 816-1149

November 27, 1998

Mr. George Nicholas
Chief Executive Officer
IMC Mortgage Company
5901 East Fowler Avenue
Tampa, FL 33617
via fax @: 609-653-0239

Dear George:

This letter of intent sets forth the terms and conditions pursuant to which Greenwich Street Capital Partners II, L.P. or designated affiliates ("GSCP") will acquire all or substantially all of the economic interests of IMC Mortgage Company ("IMC" or the "Company") either through the acquisition of all or substantially all of the assets and business of the Company and its subsidiaries, taken as a whole, in return for cash or through a merger, consolidation, share exchange, or other similar transaction where additional equity would be infused into the Company, or the surviving entity, with a change of control where the existing shareholders receive new securities. This transaction will result in the repayment in full of all of the bank loans and credit facilities.

1.      Purchase Price:

        Funds to be made available through this transaction will be equal to $484.2 million (or such greater amount as may be required), which will be applied to effect repayment of the Company's debt and preferred stock obligations as follows. In addition, we anticipate working with the Company's warehouse lenders to refinance or pay back through a securitization their outstanding warehouse loans.

                      Interest-only and residual financing         $276.0 (a)
                      BankBoston revolving credit facility           92.5 (a)
                      GSCP revolving credit facility                 36.4 (b)
                      Unsecured bank revolving credit facility        6.8 (a)


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                      Mortgage Note payable                            4.6 (a)
                      Unsecured note to former owner                  12.9 (a)
                      Preferred Stock                                 55.0 (c)
                                                                 ---------
                             Total                                  $484.2

        Post-transaction, existing common shareholders will own 5% of the common equity of the Company and will receive warrants, under terms to be determined, for the purchase of additional equity.

(a) Per IMC 9/30/98 10Q.
(b) Based on principal amount plus take-out premium due upon a change of control as of November 25, 1998.
(c) Based on principal plus premium due upon a change of control.

2.      Financing

        In order to finance a portion of the Purchase Price, GSCP will commit to providing additional equity. As you know, GSCP has over $1 billion in capital commitments. In July 1998, when we made our initial investment in the Company of $40 million, we were very positive about the Company's prospects and we continue to have a favorable view of the Company, its management team and its future prospects. To date, GSCP and Travelers total investment in debt and preferred stock of IMC is $91 million. In addition to equity financing, GSCP is in discussions with several of its banking relationships to provide a refinancing of the Company's existing debt at par, to repay in full the existing lenders. As part of this transaction, GSCP would contemplate such a refinancing, if required by the Company's existing creditors for repayment in full.

3.      Conduct of Business

        The Purchase Price assumes that from the date of the signing of this letter through the closing date, IMC shall:

        (i) conduct the Company's business solely in the ordinary course;

        (ii) not sell any assets of the Company in excess of $25,000 other than mortgages held on its balance sheet, without the approval of GSCP;

        (iii) not make any capital expenditures in excess of $50,000 without the approval of GSCP;

        (iv) not grant or increase any salary, bonus, severance or other compensation or similar arrangement in favor of executives;

        (v)   maintain   all   necessary   governmental    licenses,    permits,
        registrations, consents and approvals;

        (vi)  maintain in full force and effect
        its credit arrangements with BankBoston, and its


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        residual  debt and  warehouse  lines of  credit at  present  levels as reasonably  necessary  to fund  ongoing  operations;

        (vii) maintain in full force and effect the existing forbearance and standstill arrangements with its lenders; and

        (viii) maintain accounts receivable, inventory, accounts payable, and other working capital accounts at levels consistent with normal business practices.


4.      Purchase Agreement

        IMC and GSCP intend to negotiate in good faith a definitive purchase agreement ("Purchase Agreement") to be signed within 45 days of acceptance of this offer.

5.      Inspection and Access to Information

        From and after the date of execution of this letter by IMC and GSCP, IMC will permit GSCP and its authorized representatives full access to, and make available to GSCP and its representatives, for inspection and review, all properties, books, records, accounts, and documents of or relating to IMC and its subsidiaries as may be reasonably requested from time to time; and make the employees and attorneys of IMC and its subsidiaries available for consultation and permit access to other third parties reasonably requested for verification of any information so obtained.

6.      Conditions

        The obligations of the parties hereto to consummate the transaction shall be subject to fulfillment of the following conditions:

                   (i) Preparation of a Purchase Agreement and other transaction documentation satisfactory to all parties and their counsel;

                   (ii)  GSCP's   completion  of  and   satisfaction   with  the
                   inspection referred to in the above paragraph headed "Inspection and Access to Information" by GSCP and other normal due diligence procedures, concerning matters relating to the acquisition of IMC;

                   (iii) GSCP obtaining sufficient financing, on terms satisfactory to GSCP, to satisfy or otherwise repay in full the Company's current creditors, as referred to in the above paragraph headed "Financing";

                   (iv)  There  has  been  no  material  adverse  change  in the
                   business,   operations,   assets,   liabilities,    condition
                   (financial or otherwise) or prospects of the Company;

                   (v) Any required governmental, regulatory or third-party filings, permits or


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                    approvals shall have been made or received;

                   (vi) Arrangements satisfactory to the GSCP and current management and other key employees regarding their continued employment with IMC; and

                   (vii) Approval of the transaction by the Boards of Directors of IMC.

        We anticipate our due diligence to be completed within six weeks of acceptance of this offer.

7.      Hart-Scott-Rodino

        IMC and GSCP agree to cooperate in making any filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("H-S-R") and each will provide access to information for the filing.

8.      Expenses

        IMC and GSCP shall each bear their respective costs and expenses of all attorneys, accountants and advisors retained by or representing them in connection with this transaction. If a transaction is consummated by IMC and GSCP, IMC shall reimburse GSCP for all transaction expenses.

9.      Non-Disclosure

        IMC and GSCP agree that prior to execution of the aforesaid Purchase Agreement they will not disclose or discuss this offer, its existence or its terms and conditions, to or with any persons other than their attorneys, accountants, financial advisors and such of their executives as may be required to know same in implementing the provisions of this Letter of Intent, except as may be required by law, provided that the disclosing party shall use its best efforts to consult with the others in advance of any such disclosure, and further provided that IMC may disclose this letter of intent to IMC's lenders and may disclose this letter of intent in a Form 8-K and in a press release on November 30, 1998 if recommended by Company securities counsel.

10.     Nonsolicitation

        IMC shall provide immediate notice to GSCP of any inquiries or proposals received from any person by IMC or its subsidiaries, directors, officers or any of their respective affiliates, agents or representatives relating to a sale, lease or other disposition, direct or indirect, whether by merger, consolidation, liquidation, dissolution, spin-off or otherwise, to any person or persons, of all or any portion of, or any interest in, the stock or assets of IMC or any subsidiary,


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         specifying  the identity of such person and the details of the inquiry or proposal.

11.     Intent to Proceed

        This letter constitutes a non-binding statement of the present intention of GSCP and does not constitute a binding offer or obligation to consummate the transaction contemplated hereby. A binding commitment with respect to such transaction will exist upon the execution of definitive agreements. Notwithstanding the foregoing, the provisions of paragraphs 5, 8, 9, 10, 11, 12 and 13 shall be binding upon the parties hereto. This letter of intent may be terminated by the Company or GSCP at any time by written notice to the other. Upon such termination, this letter shall be in no further force or effect, except that the provisions of paragraphs 8 and 13 shall survive such termination.

12.     Expiration Date

        This offer shall remain open until 5:00 p.m. Eastern Standard Time on November 27, 1998. If this offer has not been agreed to by IMC by that time, the offer will be deemed to have lapsed.

13.     Miscellaneous

        This letter shall be governed by and construed in accordance with the laws of the State of New York. This letter may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same letter. No party may assign this letter or any of its rights, interests or obligations hereunder without the prior written consent of the other parties hereto.

If you are in agreement with the foregoing, please sign the enclosed copy of this letter in the space indicated below and return it to us.

Very truly yours,

GSCP, Inc.


By:  /s/ Sanjay Patel
     -------------------------------


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AGREED AND ACCEPTED:

IMC Mortgage Company


By:  /s/ Stuart D. Marvin
     -------------------------------